Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2016 FOURTH QUARTER AND FULL YEAR RESULTS
BEGINS 2017 40% LARGER THAN A YEAR AGO
ITASCA, IL, January 24, 2017 - First Midwest Bancorp, Inc. (the "Company" or "First Midwest") (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the "Bank"), today reported results of operations and financial condition for the fourth quarter and full year of 2016. Net income for the fourth quarter of 2016 was $20.7 million, or $0.25 per share, compared to $28.4 million, or $0.35 per share, for the third quarter of 2016, and $16.3 million, or $0.21 per share, for the fourth quarter of 2015.
Reported results included the following certain significant transactions: acquisition and integration related expenses associated with completed and pending acquisitions (all periods presented), the lease cancellation fee recognized as a result of the Company's planned 2018 corporate headquarters relocation (fourth quarter of 2016), the net gain on the sale-leaseback transaction (third quarter of 2016), and property valuation adjustments related to strategic branch initiatives (fourth quarter of 2015).
Excluding these certain significant transactions, earnings per share (1) was $0.32 for the fourth quarter of 2016, consistent with $0.32 the third quarter of 2016, and increased 10% compared to $0.29 for the fourth quarter of 2015.
FOURTH QUARTER HIGHLIGHTS

•	Generated earnings per share (1) of $0.32; up 10% from the fourth quarter of 2015, and consistent with a strong third quarter of 2016, excluding certain significant transactions.

•	Grew total loans 4% annualized from September 30, 2016.

•
Repaid $115 million of maturing senior notes with proceeds generated from the issuance of $150 million in subordinated notes late in the third quarter of 2016; absorbed approximately $1.5 million in overlapping interest costs.

•
Completed the acquisition of Standard Bancshares, Inc. on January 6, 2017, adding $1.9 billion in loans and $2.1 billion in deposits; absorbed $7.5 million in acquisition and integration related expenses in the fourth quarter of 2016.

•	Announced the decision to relocate corporate headquarters and consolidate certain centralized commercial sales platforms in 2018; absorbed approximately $1.0 million in lease cancellation fees.
FULL YEAR HIGHLIGHTS

•	Grew earnings per share to $1.14, up 9% from 2015.

•	Increased fee-based revenues 14% from 2015.

•	Expanded total loans 15% from 2015.

•	Increased average core deposits 11% from 2015.
"Strong performance in 2016 was capped by solid fourth quarter results, reflecting balanced business execution against a backdrop of substantial growth," said Michael L. Scudder, President and Chief Executive Officer. "Away from certain integration and organizational costs attendant to this growth, earnings per share improved 10% and 8% for the quarter and full year versus a year ago. This performance benefited from consistent sales success across major business lines as well as our acquisition of NI Bancshares Corporation in March of 2016. Further, we were very pleased to close on our acquisition of Standard Bancshares, Inc., a $2.3 billion asset financial institution, on January 6, 2017. As a result, we begin 2017 with $14 billion in assets, 40% larger than we began 2016, and having greatly strengthened our place as the premier commercial bank in metro Chicago."
Mr. Scudder concluded, "Our performance momentum is building amid optimism for improved operating conditions and a transition to higher rates. Continued focus on investing in our colleagues and infrastructure combined with our strong balance sheet leave us well positioned to capitalize on this momentum and operate as a larger more diverse company. As we do so, we remain centered on those actions which help our clients to achieve financial success, enhance the value of our franchise and inure to the long-term benefit of our shareholders."

(1) Earnings per share, excluding certain significant transactions, is a Non-GAAP financial measure. For details on the calculation, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.

First Midwest Bancorp, Inc. | One Pierce Place | Suite 1500 | Itasca | Illinois | 60143

SIGNIFICANT RECENT EVENTS
Acquisition
Standard Bancshares, Inc.
On January 6, 2017, the Company completed its acquisition of Standard Bancshares, Inc. ("Standard"), the holding company for Standard Bank and Trust Company. With the acquisition, the Company acquired 35 banking offices located primarily in the southwest Chicago suburbs and adjacent markets in northwest Indiana, and added approximately $2.1 billion in deposits and $1.9 billion in loans. The merger consideration totaled $570.6 million and consisted of 21,057,085 shares of Company common stock and $47.1 million in cash. Operating systems are expected to be converted in the first quarter of 2017.
Headquarters Relocation to Chicago's Dynamic O'Hare Airport Corridor
On January 3, 2017, the Company announced its plan to relocate its corporate headquarters in early 2018 to Chicago's dynamic O'Hare airport corridor from its current location in Itasca, Illinois. The new headquarters, located at Triangle Plaza at 8750 W. Bryn Mawr Avenue, is expected to offer greater accessibility and collaboration opportunities for the Company's colleagues and a larger space to accommodate future growth. The Company recognized a $950,000 lease cancellation fee during the fourth quarter of 2016 as a result of its planned move.

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2016			September 30, 2016			December 31, 2015
	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)
Assets:
Other interest-earning assets	$177,974	$362	0.81	$282,101	$472	0.67	$587,112	$530	0.36
Securities (1)	2,016,588	11,088	2.20	1,896,195	10,752	2.27	1,260,167	9,855	3.13
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock	54,093	421	3.11	51,451	261	2.03	38,926	371	3.81
Loans (1)(2)	8,177,036	86,520	4.21	8,067,900	88,500	4.36	7,013,586	76,405	4.32
Total interest-earning assets (1)	10,425,691	98,391	3.76	10,297,647	99,985	3.87	8,899,791	87,161	3.89
Cash and due from banks	145,807			150,467			131,589
Allowance for loan losses	(89,401)			(84,088)			(74,823)
Other assets	898,011			958,299			865,873
Total assets	$11,380,108			$11,322,325			$9,822,430
Liabilities and Stockholders' Equity:
Interest-bearing core deposits (3)	$4,971,630	1,049	0.08	$5,090,820	1,086	0.08	$4,471,645	930	0.08
Time deposits	1,213,048	1,426	0.47	1,248,425	1,434	0.46	1,152,895	1,341	0.46
Borrowed funds	617,975	1,716	1.10	605,177	1,782	1.17	167,120	1,250	2.97
Senior and subordinated debt	259,531	4,112	6.30	166,101	2,632	6.30	201,168	3,134	6.18
Total interest-bearing liabilities	7,062,184	8,303	0.47	7,110,523	6,934	0.39	5,992,828	6,655	0.44
Demand deposits (3)	2,803,016			2,806,851			2,560,604
Total funding sources	9,865,200			9,917,374			8,553,432
Other liabilities	244,915			143,249			114,492
Stockholders' equity - common	1,269,993			1,261,702			1,154,506
Total liabilities and stockholders' equity	$11,380,108			$11,322,325			$9,822,430
Tax-equivalent net interest income/margin (1)		90,088	3.44		93,051	3.60		80,506	3.59
Tax-equivalent adjustment		(2,064)			(2,079)			(2,494)
Net interest income (GAAP)		$88,024			$90,972			$78,012

(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. For details on the calculation of tax-equivalent net interest income, see the sections titled, "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
(2) Includes loans acquired through Federal Deposit Insurance Corporation ("FDIC")-assisted transactions subject to loss sharing agreements ("covered loans"), which totaled $23.3 million at December 31, 2016, $24.3 million at September 30, 2016, and $30.8 million at December 31, 2015.
(3) See the Deposit Composition table presented later in this release for average balance detail by category.
Net interest income decreased by 3.2% from the third quarter of 2016 and increased by 12.8% compared to the fourth quarter of 2015. Compared to the third quarter of 2016, the decrease in net interest income resulted mainly from lower acquired loan accretion and higher funding costs related to the issuance of $150.0 million of subordinated notes late in the third quarter of 2016 and the subsequent repayment of $115.0 million of maturing senior notes late in the fourth quarter of 2016. The increase in net interest income compared to the fourth quarter of 2015 was driven primarily by organic loan growth and the acquisition of interest-earning assets from the NI Bancshares Corporation ("NI Bancshares") transaction, partially offset by higher senior and subordinated debt costs.
Acquired loan accretion contributed $1.8 million, $3.8 million, and $1.3 million to net interest income for the fourth quarter of 2016, the third quarter of 2016, and the fourth quarter of 2015, respectively.
Tax-equivalent net interest margin for the current quarter was 3.44%, decreasing 16 basis points from the third quarter of 2016 and 15 basis points from the fourth quarter of 2015. The decrease in tax-equivalent net interest margin compared to the third quarter of 2016 was due primarily to the decline in acquired loan accretion, temporarily higher funding costs related to the timing of the issuance of the aforementioned subordinated notes and the subsequent repayment of the maturing senior notes, and certain leveraging strategies initiated during the second half of 2016 in anticipation of additional liquidity from the January of 2017 closing of the Standard acquisition. Compared to the fourth quarter of 2015, the decline in net interest margin resulted primarily from organic growth in floating rate loans and higher senior and subordinated debt costs.
For the fourth quarter of 2016, total average interest-earning assets rose $128.0 million from the third quarter of 2016 and $1.5 billion from the fourth quarter of 2015. The increase from both prior periods presented resulted from organic loan growth and security purchases. In addition, the rise in average interest-earning assets compared to the fourth quarter of 2015 was impacted by interest-earning assets acquired in the NI Bancshares transaction late in the first quarter of 2016 and the Peoples Bancorp, Inc. ("Peoples") transaction late in the fourth quarter of 2015.
Average funding sources decreased by $52.2 million from the third quarter of 2016 and increased $1.3 billion from the fourth quarter of 2015. Compared to the third quarter of 2016, average funding sources were impacted by the normal seasonal reduction in interest-bearing core deposits, partly offset by the issuance of $150.0 million of subordinated notes late in the third quarter of 2016 in connection with the repayment of $115.0 million of maturing senior notes late in the fourth quarter of 2016. Deposits acquired in the NI Bancshares and Peoples transactions and the addition of $740.1 million of FHLB advances contributed to the increase in average funding sources compared to the fourth quarter of 2015.

Fee-based Revenues and Total Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			December 31, 2016 Percent Change From
	December 31, 2016	September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015
Service charges on deposit accounts	$10,315	$10,708	$10,303	(3.7)	0.1
Wealth management fees	8,375	8,495	7,493	(1.4)	11.8
Card-based fees	7,462	7,332	6,761	1.8	10.4
Merchant servicing fees	3,016	3,319	2,929	(9.1)	3.0
Mortgage banking income	3,537	3,394	1,777	4.2	99.0
Other service charges, commissions, and fees	4,402	5,218	4,664	(15.6)	(5.6)
Total fee-based revenues	37,107	38,466	33,927	(3.5)	9.4
Net securities gains	323	187	822	72.7	(60.7)
Net gain on sale-leaseback transaction	—	5,509	—	(100.0)	—
Other income	2,281	1,691	1,729	34.9	31.9
Total noninterest income	$39,711	$45,853	$36,478	(13.4)	8.9

Total fee-based revenues of $37.1 million decreased by 3.5% from the third quarter of 2016 and grew by 9.4% compared to the fourth quarter of 2015. The decrease in fee-based revenues from the third quarter of 2016 was driven primarily by a seasonal decline in service charges on deposit accounts and lower sales of capital market products to commercial clients within other service charges, commissions, and fees. Mortgage banking income for the fourth quarter of 2016 resulted from sales of $85.3 million of 1-4 family mortgage loans in the secondary market, compared to $107.3 million in the third quarter of 2016 and $51.4 million in the fourth quarter of 2015. In addition, mortgage banking income for the fourth quarter of 2016 was positively impacted by changes in the fair value of mortgage servicing rights, which fluctuate from quarter to quarter.
Compared to the fourth quarter of 2015, services provided to customers acquired in the NI Bancshares transaction contributed to the majority of the increase in wealth management fees. The rise in card-based fees compared to the fourth quarter of 2015 resulted from higher transaction volumes and services provided to customers acquired in the NI Bancshares transaction.
Total noninterest income of $39.7 million grew 8.9% from the fourth quarter of 2015 and decreased 13.4% from the third quarter of 2016. Other income for the fourth quarter of 2016 includes a net gain of $630,000 from the disposition of a branch property. For the third quarter of 2016, total noninterest income benefitted from a $5.5 million gain recognized as a result of the Company's sale-leaseback transaction.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			December 31, 2016 Percent Change From
	December 31, 2016	September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015
Salaries and employee benefits:
Salaries and wages	$39,257	$37,872	$34,295	3.7	14.5
Retirement and other employee benefits	8,160	8,500	8,925	(4.0)	(8.6)
Total salaries and employee benefits	47,417	46,372	43,220	2.3	9.7
Net occupancy and equipment expense	10,774	10,755	9,256	0.2	16.4
Professional services	7,138	6,772	6,117	5.4	16.7
Technology and related costs	3,514	3,881	3,694	(9.5)	(4.9)
Merchant card expense	2,603	2,857	2,495	(8.9)	4.3
Advertising and promotions	2,330	1,941	2,211	20.0	5.4
Cardholder expenses	1,426	1,515	1,329	(5.9)	7.3
Net other real estate owned ("OREO") expense	925	313	926	195.5	(0.1)
Other expenses	8,050	7,310	7,525	10.1	7.0
Total noninterest expense, excluding certain significant transactions (1)	84,177	81,716	76,773	3.0	9.6
Acquisition and integration related expenses	7,542	1,172	1,389	543.5	443.0
Lease cancellation fee	950	—	—	100.0	100.0
Property valuation adjustments	—	—	8,581	—	(100.0)
Total noninterest expense	$92,669	$82,888	$86,743	11.8	6.8

(1) Total noninterest expense, excluding certain significant transactions, is a Non-GAAP metric. See the Non-GAAP Financial Information discussion for detail.
Total noninterest expense increased by 11.8% and 6.8% compared to the third quarter of 2016 and the fourth quarter of 2015, respectively. Excluding certain significant transactions, total noninterest expense increased by 3.0% from the third quarter of 2016 and 9.6% from the fourth quarter of 2015.
Compared to the third quarter of 2016, approximately half of the increase in salaries and wages was due to the rise in the Company's stock price, which resulted in higher expenses related to the Company's nonqualified retirement plan, and timing of certain compensation accruals. The rise in advertising and promotions expense from the third quarter of 2016 resulted from the timing of certain advertising costs. Net OREO expense increased from the third quarter of 2016 due primarily to a higher level of valuation adjustments. For the third quarter of 2016, a $400,000 reduction in the reserve for unfunded commitments resulted in lower other expenses compared to the fourth quarter of 2016.
Operating costs associated with the NI Bancshares and Peoples transactions contributed nearly two thirds of the increase in total noninterest expense, excluding certain significant transactions, from the fourth quarter of 2015. These costs primarily occurred within salaries and employee benefits, net occupancy and equipment expense, professional services, advertising and promotions, and other expenses. In addition, compensation costs associated with merit increases, investments in additional talent to support organizational growth, and higher loan remediation costs contributed to the rise compared to the fourth quarter of 2015.
During the fourth quarter of 2016, a lease cancellation fee of $950,000 was recognized as a result of the Company's planned 2018 corporate headquarters relocation.
Property valuation adjustments of $8.6 million were recognized during the fourth quarter of 2015 on twelve closed branches and seven parcels of land as part of the Company's strategic branch initiatives.

LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition
(Dollar amounts in thousands)

	As of			December 31, 2016 Percent Change From
	December 31, 2016	September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015
Commercial and industrial	$2,827,658	$2,849,399	$2,524,726	(0.8)	12.0
Agricultural	389,496	409,571	387,440	(4.9)	0.5
Commercial real estate:
Office, retail, and industrial	1,581,827	1,537,038	1,395,454	2.9	13.4
Multi-family	614,034	625,305	528,324	(1.8)	16.2
Construction	451,540	401,857	216,882	12.4	108.2
Other commercial real estate	979,359	970,855	931,190	0.9	5.2
Total commercial real estate	3,626,760	3,535,055	3,071,850	2.6	18.1
Total corporate loans	6,843,914	6,794,025	5,984,016	0.7	14.4
Home equity	732,604	733,260	653,468	(0.1)	12.1
1-4 family mortgages	416,354	388,145	355,854	7.3	17.0
Installment	237,999	232,030	137,602	2.6	73.0
Total consumer loans	1,386,957	1,353,435	1,146,924	2.5	20.9
Covered loans	23,274	24,322	30,775	(4.3)	(24.4)
Total loans	$8,254,145	$8,171,782	$7,161,715	1.0	15.3

Total loans grew by 4.0% on an annualized basis from September 30, 2016, and 15.3% from December 31, 2015 including loans acquired in the NI Bancshares transaction of $279.7 million, or 11.3% excluding these acquired loans. Compared to the third quarter of 2016, the increase in loans was driven primarily by commercial real estate and 1-4 family mortgages. The rise in construction loans compared to both prior periods was driven primarily by select commercial projects for which permanent financing is expected upon their completion.
Compared to the fourth quarter of 2015, the increase in commercial and industrial loans resulted primarily from broad-based increases within our middle market and sector-based lending business units. Office, retail, and industrial and multi-family loans increased compared to the fourth quarter of 2015 due to organic growth. The rise in consumer loans compared to the fourth quarter of 2015 resulted from the continued expansion of mortgage and installment loans and the addition of shorter-duration, floating rate home equity loans.

Asset Quality
(Dollar amounts in thousands)

	As of
	December 31, 2016	September 30, 2016	December 31, 2015
Asset Quality, Excluding Covered Loans and Covered OREO
Non-accrual loans	$58,810	$43,797	$28,875
90 days or more past due loans, still accruing interest	4,876	4,318	2,883
Total non-performing loans	63,686	48,115	31,758
Accruing troubled debt restructurings ("TDRs")	2,291	2,368	2,743
OREO	26,020	27,986	27,349
Total non-performing assets	$91,997	$78,469	$61,850
30-89 days past due loans	$20,125	$25,849	$16,329
Non-accrual loans to total loans	0.71%	0.54%	0.40%
Non-performing loans to total loans	0.77%	0.59%	0.45%
Non-performing assets to total loans plus OREO	1.11%	0.96%	0.86%
Allowance for Credit Losses
Allowance for loan losses	$86,083	$85,308	$73,630
Reserve for unfunded commitments	1,000	1,000	1,225
Total allowance for credit losses	$87,083	$86,308	$74,855
Allowance for credit losses to total loans (1)	1.06%	1.06%	1.05%
Allowance for credit losses to loans, excluding acquired loans	1.11%	1.13%	1.11%
Allowance for credit losses to non-accrual loans, excluding covered loans	146.51%	194.11%	253.57%
(1) This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk, as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses is established as necessary to reflect credit deterioration.
Total non-performing assets represented 1.11% of total loans and OREO at December 31, 2016, compared to 0.96% at September 30, 2016 and 0.86% at December 31, 2015. Non-accrual loans increased by $15.0 million from September 30, 2016, due primarily to the transfer of a single corporate relationship to non-accrual status during the fourth quarter of 2016. The Company has recorded the expected loss and implemented a remediation plan associated with this credit.

Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended			Years Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net Loan Charge-offs (1):
Commercial and industrial	$3,402	$1,145	$1,781	$7,393	$13,312
Agricultural	—	—	—	—	—
Office, retail, and industrial	165	2,151	267	4,370	2,420
Multi-family	17	(69)	(27)	210	530
Construction	(12)	(9)	105	78	(214)
Other commercial real estate	(111)	415	110	2,408	650
Consumer	933	1,162	1,134	3,931	3,004
Covered	138	—	—	140	514
Total net loan charge-offs	$4,532	$4,795	$3,370	$18,530	$20,216

Net loan charge-offs to average loans	0.22%	0.24%	0.19%	0.24%	0.29%

(1) Amounts represent charge-offs, net of recoveries.

DEPOSIT PORTFOLIO

Deposit Composition
(Dollar amounts in thousands)

	Average for Quarters Ended			December 31, 2016 Percent Change From
	December 31, 2016	September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015
Demand deposits	$2,803,016	$2,806,851	$2,560,604	(0.1)	9.5
Savings deposits	1,633,010	1,655,604	1,483,962	(1.4)	10.0
NOW accounts	1,715,228	1,754,330	1,411,425	(2.2)	21.5
Money market accounts	1,623,392	1,680,886	1,576,258	(3.4)	3.0
Core deposits	7,774,646	7,897,671	7,032,249	(1.6)	10.6
Time deposits	1,213,048	1,248,425	1,152,895	(2.8)	5.2
Total deposits	$8,987,694	$9,146,096	$8,185,144	(1.7)	9.8

Average core deposits were $7.8 billion for the fourth quarter of 2016 compared to $7.9 billion and $7.0 billion for the third quarter of 2016 and fourth quarter of 2015, respectively. The slight decrease in core deposits compared to the third quarter of 2016 resulted from a normal seasonal decline in average municipal deposits. Compared to the fourth quarter of 2015, the rise in average core deposits reflects the impact of the $500.5 million of core deposits assumed in the NI Bancshares and Peoples transactions and organic growth.

CAPITAL MANAGEMENT

Capital Ratios

	As of
	December 31, 2016	September 30, 2016	December 31, 2015
Company regulatory capital ratios :
Total capital to risk-weighted assets	12.23%	12.25%	11.15%
Tier 1 capital to risk-weighted assets	9.90%	9.89%	10.28%
Common equity Tier 1 ("CET1") to risk-weighted assets	9.39%	9.38%	9.73%
Tier 1 capital to average assets	8.99%	8.90%	9.40%
Company tangible common equity ratios (1)(2):
Tangible common equity to tangible assets	8.05%	8.04%	8.59%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets	8.42%	8.16%	8.89%
Tangible common equity to risk-weighted assets	8.88%	9.13%	9.29%

(1) These ratios are not subject to formal Federal Reserve regulatory guidance.
(2) Tangible common equity represents common stockholders' equity less goodwill and identifiable intangible assets. For details of the calculation of these ratios, see the sections titled, "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
Overall, the Company's regulatory capital ratios modestly improved compared to September 30, 2016. The reduction in the Company's Tier 1 and CET1 capital ratios compared to December 31, 2015 resulted mainly from the impact of the NI Bancshares transaction in the first quarter of 2016. The increase in total capital to risk-weighted assets compared to December 31, 2015 resulted primarily from the issuance of $150.0 million of subordinated notes during the third quarter of 2016, which more than offset the impact of the NI Bancshares transaction.
The Board of Directors approved a quarterly cash dividend of $0.09 per common share during the fourth quarter of 2016, which is consistent with the third quarter of 2016. The dividend increased from $0.08 to $0.09 per common share during the first quarter of 2015.

Conference Call
A conference call to discuss the Company's results, outlook, and related matters will be held on Wednesday, January 25, 2017 at 11:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 507-0639 (U.S. domestic) or (412) 317-6003 (International) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company's website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company's website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (International) conference I.D. 10099063 beginning one hour after completion of the live call until 9:00 A.M. (ET) on February 1, 2017. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.
Press Release and Additional Information Available on Website
This press release and the accompanying unaudited Selected Financial Information are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com/investorrelations.
Forward-Looking Statements
This press release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. Forward-looking statements are not guarantees of future performance, and First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this press release, and First Midwest undertakes no obligation to update any forward-looking statements contained in this press release to reflect new information or events or conditions after the date hereof.
Forward-looking statements may be deemed to include, among other things, statements relating to our future financial performance, the performance of our loan or securities portfolio, the expected amount of future credit reserves or charge-offs, corporate strategies or objectives, anticipated trends in our business, regulatory developments, acquisition transactions, including estimated synergies, cost savings and financial benefits of pending or consummated transactions, including First Midwest's acquisition of Standard Bancshares, Inc., and growth strategies, including possible future acquisitions. These statements are subject to certain risks, uncertainties and assumptions. For a discussion of these risks, uncertainties and assumptions, you should refer to the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2015, as well as our subsequent filings made with the Securities and Exchange Commission. However, these risks and uncertainties are not exhaustive. Other sections of such reports describe additional factors that could adversely impact our business and financial performance.
Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. These non-GAAP financial measures include earnings per share ("EPS"), excluding certain significant transactions, the efficiency ratio, total non-interest expense, excluding certain significant transactions, return on average assets, excluding certain significant transactions, tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, tangible common equity to tangible assets, tangible common equity, excluding accumulated other comprehensive loss, to tangible assets, tangible common equity to risk-weighted assets, return on average tangible common equity, and return on average tangible common equity, excluding certain significant transactions.

The Company presents EPS, the efficiency ratio, total noninterest expense, return on average assets, and return on average tangible common equity, all excluding certain significant transactions. All of these metrics exclude acquisition and integration related expenses, the net gain on the sale-leaseback transaction, the lease cancellation fee, and property valuation adjustments. Management believes excluding these transactions from EPS, the efficiency ratio, total noninterest expense, return on average assets, and return on average tangible common equity are useful in assessing the Company's underlying operational performance since these transactions do not pertain to its core business operations and their exclusion facilitates better comparability between periods. Management believes that excluding acquisition and integration related expenses from these metrics is useful to the Company, as well as analysts and investors, since these expenses can vary significantly based on the size, type, and structure of each acquisition. Additionally, management believes excluding these transactions from these metrics enhances comparability for peer comparison purposes.
The tax-equivalent adjustment to net interest income and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is standard practice in the banking industry to present net interest income and net interest margin on a fully tax-equivalent basis and that it enhances comparability for peer comparison purposes.
In management's view, tangible common equity measures are capital adequacy metrics meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive loss in stockholders' equity.
Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. See the previously provided tables and the following reconciliations in the "Non-GAAP Reconciliations" section for details on the calculation of these measures to the extent presented herein.
About the Company
First Midwest is a relationship-based financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in the Midwest, with approximately $14 billion in assets and $8.5 billion in trust assets under management. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, leasing, retail, wealth management, trust and private banking products and services through over 130 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest's common stock is traded on the NASDAQ Stock Market under the symbol FMBI. First Midwest's website is www.firstmidwest.com.
Contact Information

Investors:	Patrick S. Barrett EVP, Chief Financial Officer (630) 875-7273 pat.barrett@firstmidwest.com	Media:	James M. Roolf SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com

Accompanying Unaudited Selected Financial Information

Consolidated Statements of Financial Condition (Unaudited) (Dollar amounts in thousands)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Period-End Balance Sheet
Assets
Cash and due from banks	$155,055	$139,538	$149,957	$135,049	$114,587
Interest-bearing deposits in other banks	107,093	362,153	105,432	171,312	266,615
Trading securities, at fair value	17,920	18,351	17,693	17,408	16,894
Securities available-for-sale, at fair value	1,919,450	1,964,030	1,773,759	1,625,579	1,306,636
Securities held-to-maturity, at amortized cost	22,291	20,337	20,672	21,051	23,152
FHLB and FRB stock	59,131	53,506	44,506	40,916	39,306
Loans:
Commercial and industrial	2,827,658	2,849,399	2,699,742	2,634,391	2,524,726
Agricultural	389,496	409,571	401,858	422,231	387,440
Commercial real estate:
Office, retail, and industrial	1,581,827	1,537,038	1,529,675	1,566,395	1,395,454
Multi-family	614,034	625,305	587,104	562,065	528,324
Construction	451,540	401,857	371,016	260,743	216,882
Other commercial real estate	979,359	970,855	1,000,655	1,060,302	931,190
Home equity	732,604	733,260	722,881	683,171	653,468
1-4 family mortgages	416,354	388,145	415,581	390,887	355,854
Installment	237,999	232,030	223,845	213,979	137,602
Covered loans	23,274	24,322	27,180	28,391	30,775
Total loans	8,254,145	8,171,782	7,979,537	7,822,555	7,161,715
Allowance for loan losses	(86,083)	(85,308)	(80,105)	(77,150)	(73,630)
Net loans	8,168,062	8,086,474	7,899,432	7,745,405	7,088,085
OREO	26,083	28,049	29,990	29,649	27,782
Premises, furniture, and equipment, net	82,577	82,443	140,554	141,323	122,278
Investment in BOLI	219,746	219,064	218,133	218,873	209,601
Goodwill and other intangible assets	366,876	367,961	369,962	369,979	339,277
Accrued interest receivable and other assets	278,271	236,291	225,720	212,378	178,463
Total assets	$11,422,555	$11,578,197	$10,995,810	$10,728,922	$9,732,676
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$2,766,748	$2,766,265	$2,683,495	$2,627,530	$2,414,454
Interest-bearing deposits	6,061,855	6,339,839	6,287,821	6,153,288	5,683,284
Total deposits	8,828,603	9,106,104	8,971,316	8,780,818	8,097,738
Borrowed funds	879,008	639,539	449,744	387,411	165,096
Senior and subordinated debt	194,603	309,444	162,876	201,293	201,208
Accrued interest payable and other liabilities	263,261	253,846	160,985	134,835	122,366
Stockholders' equity	1,257,080	1,269,264	1,250,889	1,224,565	1,146,268
Total liabilities and stockholders' equity	$11,422,555	$11,578,197	$10,995,810	$10,728,922	$9,732,676
Stockholders' equity, excluding AOCI	$1,297,990	$1,282,666	$1,259,692	$1,239,606	$1,174,657
Stockholders' equity, common	1,257,080	1,269,264	1,250,889	1,224,565	1,146,268

Condensed Consolidated Statements of Income (Unaudited) (Dollar amounts in thousands)

	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2016	2016	2016	2016	2015	2016	2015
Income Statement
Interest income	$96,328	$97,906	$96,550	$87,548	$84,667	$378,332	$335,984
Interest expense	8,304	6,934	6,569	6,834	6,655	28,641	24,386
Net interest income	88,024	90,972	89,981	80,714	78,012	349,691	311,598
Provision for loan losses	5,307	9,998	8,085	7,593	4,500	30,983	21,152
Net interest income after provision for loan losses	82,717	80,974	81,896	73,121	73,512	318,708	290,446
Noninterest Income
Service charges on deposit accounts	10,315	10,708	10,169	9,473	10,303	40,665	39,979
Wealth management fees	8,375	8,495	8,642	7,559	7,493	33,071	29,162
Card-based fees	7,462	7,332	7,592	6,718	6,761	29,104	26,984
Merchant servicing fees	3,016	3,319	3,170	3,028	2,929	12,533	11,739
Mortgage banking income	3,537	3,394	1,863	1,368	1,777	10,162	5,741
Other service charges, commissions, and fees	4,402	5,218	4,498	5,448	4,664	19,566	13,654
Total fee-based revenues	37,107	38,466	35,934	33,594	33,927	145,101	127,259
Net securities gains	323	187	23	887	822	1,420	2,373
Net gain on sale-leaseback transaction	—	5,509	—	—	—	5,509	—
Other income	2,281	1,691	1,865	1,445	1,729	7,282	6,949
Total noninterest income	39,711	45,853	37,822	35,926	36,478	159,312	136,581
Noninterest Expense
Salaries and employee benefits:
Salaries and wages	39,257	37,872	37,916	36,296	34,295	151,341	133,739
Retirement and other employee benefits	8,160	8,500	8,351	8,298	8,925	33,309	31,852
Total salaries and employee benefits	47,417	46,372	46,267	44,594	43,220	184,650	165,591
Net occupancy and equipment expense	10,774	10,755	9,928	9,697	9,256	41,154	38,720
Professional services	7,138	6,772	5,292	5,920	6,117	25,122	22,720
Technology and related costs	3,514	3,881	3,669	3,701	3,694	14,765	14,581
Merchant card expense	2,603	2,857	2,724	2,598	2,495	10,782	9,886
Advertising and promotions	2,330	1,941	1,927	1,589	2,211	7,787	7,606
Cardholder expenses	1,426	1,515	1,512	1,359	1,329	5,812	5,243
Net OREO expense	925	313	1,122	664	926	3,024	5,281
Other expenses	8,050	7,310	8,295	7,447	7,525	31,102	27,618
Acquisition and integration related expenses	7,542	1,172	618	5,020	1,389	14,352	1,389
Lease cancellation fee	950	—	—	—	—	950	—
Property valuation adjustments	—	—	—	—	8,581	—	8,581
Total noninterest expense	92,669	82,888	81,354	82,589	86,743	339,500	307,216
Income before income tax expense	29,759	43,939	38,364	26,458	23,247	138,520	119,811
Income tax expense	9,041	15,537	13,097	8,496	6,923	46,171	37,747
Net income	$20,718	$28,402	$25,267	$17,962	$16,324	$92,349	$82,064
Net income applicable to common shares	$20,501	$28,078	$24,977	$17,750	$16,145	$91,306	$81,182
Net income applicable to common shares, excluding certain significant transactions (1)	$25,596	$25,476	$25,348	$20,762	$22,127	$97,182	$87,164
Footnotes to Condensed Consolidated Statements of Income

(1)
Certain significant transactions include acquisition and integration related expenses associated with completed and pending acquisitions, the lease cancellation fee recognized as a result of the Company's planned 2018 corporate headquarters relocation, the net gain on the sale-leaseback transaction, and property valuation adjustments related to strategic branch initiatives.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2016	2016	2016	2016	2015	2016	2015
Earnings Per Share
Basic EPS (1)	$0.25	$0.35	$0.31	$0.23	$0.21	$1.14	$1.05
Diluted EPS (1)	$0.25	$0.35	$0.31	$0.23	$0.21	$1.14	$1.05
Diluted EPS, excluding certain significant transactions (1)(6)	$0.32	$0.32	$0.32	$0.27	$0.29	$1.22	$1.13
Common Stock and Related Per Common Share Data
Book value	$15.46	$15.61	$15.38	$15.06	$14.70	$15.46	$14.70
Tangible book value	$10.95	$11.08	$10.83	$10.51	$10.35	$10.95	$10.35
Dividends declared per share	$0.09	$0.09	$0.09	$0.09	$0.09	$0.36	$0.36
Closing price at period end	$25.23	$19.36	$17.56	$18.02	$18.43	$25.23	$18.43
Closing price to book value	1.6	1.2	1.1	1.2	1.3	1.6	1.3
Period end shares outstanding	81,325	81,324	81,312	81,298	77,952	81,325	77,952
Period end treasury shares	9,959	9,957	9,965	9,976	10,276	9,959	10,276
Common dividends	$7,315	$7,408	$7,240	$7,228	$7,017	$29,191	$28,064
Key Ratios/Data
Return on average common equity (1)(2)	6.42%	8.85%	8.13%	6.06%	5.55%	7.38%	7.17%
Return on average tangible common equity (1)(2)	9.35%	12.85%	11.94%	8.87%	8.06%	10.77%	10.44%
Return on average tangible common equity, excluding certain significant transactions (1)(2)(6)	11.60%	11.69%	12.11%	10.32%	10.94%	11.45%	11.19%
Return on average assets (2)	0.72%	1.00%	0.93%	0.72%	0.66%	0.84%	0.85%
Return on average assets, excluding certain significant transactions (1)(2)(6)	0.90%	0.91%	0.94%	0.84%	0.90%	0.90%	0.91%
Loans to deposits	93.49%	89.74%	88.94%	89.09%	88.44%	93.49%	88.44%
Efficiency ratio (1)	63.98%	60.83%	60.98%	64.82%	64.95%	62.59%	63.57%
Net interest margin (3)	3.44%	3.60%	3.72%	3.66%	3.59%	3.60%	3.68%
Yield on average interest-earning assets (3)	3.76%	3.87%	3.99%	3.96%	3.89%	3.89%	3.95%
Cost of funds	0.47%	0.39%	0.39%	0.44%	0.44%	0.42%	0.41%
Net noninterest expense to average assets	1.86%	1.50%	1.61%	1.90%	2.08%	1.71%	1.79%
Effective income tax rate	30.38%	35.36%	34.14%	32.11%	29.78%	33.33%	31.51%
Capital Ratios
Total capital to risk-weighted assets (1)	12.23%	12.25%	10.68%	10.64%	11.15%	12.23%	11.15%
Tier 1 capital to risk-weighted assets (1)	9.90%	9.89%	9.83%	9.81%	10.28%	9.90%	10.28%
CET1 to risk-weighted assets (1)	9.39%	9.38%	9.32%	9.30%	9.73%	9.39%	9.73%
Tier 1 capital to average assets (1)	8.99%	8.90%	8.94%	9.56%	9.40%	8.99%	9.40%
Tangible common equity to tangible assets (1)	8.05%	8.04%	8.29%	8.25%	8.59%	8.05%	8.59%
Tangible common equity, excluding AOCI, to tangible assets (1)	8.42%	8.16%	8.37%	8.39%	8.89%	8.42%	8.89%
Tangible common equity to risk- weighted assets (1)	8.88%	9.13%	9.14%	9.04%	9.29%	8.88%	9.29%
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2016	2016	2016	2016	2015	2016	2015
Asset Quality Performance Data
Non-performing assets (4)
Commercial and industrial	$29,938	$13,823	$6,303	$5,364	$5,587	$29,938	$5,587
Agricultural	181	184	475	295	355	181	355
Commercial real estate:
Office, retail, and industrial	17,277	17,670	16,815	10,910	6,875	17,277	6,875
Multi-family	311	316	321	410	796	311	796
Construction	286	287	360	778	905	286	905
Other commercial real estate	2,892	3,361	4,797	5,555	5,611	2,892	5,611
Consumer	7,925	8,156	7,788	8,071	8,746	7,925	8,746
Total non-accrual loans	58,810	43,797	36,859	31,383	28,875	58,810	28,875
90 days or more past due loans, still accruing interest	4,876	4,318	5,406	5,483	2,883	4,876	2,883
Total non-performing loans	63,686	48,115	42,265	36,866	31,758	63,686	31,758
Accruing TDRs	2,291	2,368	2,491	2,702	2,743	2,291	2,743
OREO	26,020	27,986	29,452	29,238	27,349	26,020	27,349
Total non-performing assets	$91,997	$78,469	$74,208	$68,806	$61,850	$91,997	$61,850
30-89 days past due loans (4)	$20,125	$25,849	$22,770	$29,826	$16,329	$20,125	$16,329
Allowance for credit losses
Allowance for loan losses	$85,165	$84,016	$78,711	$75,582	$71,992	$85,165	$71,992
Allowance for covered loan losses	918	1,292	1,394	1,568	1,638	918	1,638
Reserve for unfunded commitments	1,000	1,000	1,400	1,225	1,225	1,000	1,225
Total allowance for credit losses	$87,083	$86,308	$81,505	$78,375	$74,855	$87,083	$74,855
Provision for loan losses	$5,307	$9,998	$8,085	$7,593	$4,500	$30,983	$21,152
Net charge-offs by category
Commercial and industrial	$3,402	$1,145	$1,450	$1,396	$1,781	$7,393	$13,312
Agricultural	—	—	—	—	—	—	—
Commercial real estate:
Office, retail, and industrial	165	2,151	1,633	421	267	4,370	2,420
Multi-family	17	(69)	83	179	(27)	210	530
Construction	(12)	(9)	(12)	111	105	78	(214)
Other commercial real estate	(111)	415	810	1,294	110	2,408	650
Consumer	933	1,162	1,164	672	1,134	3,931	3,004
Covered	138	—	2	—	—	140	514
Total net charge-offs	4,532	4,795	5,130	4,073	3,370	18,530	20,216
Total recoveries included above	$1,489	$1,155	$1,003	$1,116	$1,031	$4,763	$6,701
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Asset Quality ratios (4)
Non-accrual loans to total loans	0.71%	0.54%	0.46%	0.40%	0.40%
Non-performing loans to total loans	0.77%	0.59%	0.53%	0.47%	0.45%
Non-performing assets to total loans plus OREO	1.11%	0.96%	0.93%	0.88%	0.86%
Non-performing assets to tangible common equity plus allowance for credit losses	9.42%	7.96%	7.72%	7.39%	7.03%
Non-accrual loans to total assets	0.52%	0.38%	0.34%	0.29%	0.30%
Allowance for credit losses and net charge-off ratios
Allowance for credit losses to total loans (5)	1.06%	1.06%	1.02%	1.00%	1.05%
Allowance for credit losses to loans, excluding acquired loans	1.11%	1.13%	1.11%	1.11%	1.11%
Allowance for credit losses to non-accrual loans (4)	146.51%	194.11%	217.34%	244.74%	253.57%
Allowance for credit losses to non-performing loans (4)	135.30%	176.69%	189.54%	208.34%	230.55%
Net charge-offs to average loans (2)	0.22%	0.24%	0.26%	0.22%	0.19%
Footnotes to Selected Financial Information

(1)	See the "Non-GAAP Reconciliations" section for the detailed calculation.

(2)	Annualized based on the actual number of days for each period presented.

(3)	Presented on a tax-equivalent basis, which reflects federal and state tax benefits.

(4)	Excludes covered loans and covered OREO.

(5)
This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses is established on acquired loans as necessary to reflect credit deterioration.

(6)
Certain significant transactions include acquisition and integration related expenses associated with completed and pending acquisitions, the lease cancellation fee recognized as a result of the Company's planned 2018 corporate headquarters relocation, the net gain on the sale-leaseback transaction, and property valuation adjustments related to strategic branch initiatives.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2016	2016	2016	2016	2015	2016	2015
Earnings Per Share
Net income	$20,718	$28,402	$25,267	$17,962	$16,324	$92,349	$82,064
Net income applicable to non- vested restricted shares	(217)	(324)	(290)	(212)	(179)	(1,043)	(882)
Net income applicable to common shares	20,501	28,078	24,977	17,750	16,145	91,306	81,182
Acquisition and integration related expenses	7,542	1,172	618	5,020	1,389	14,352	1,389
Tax effect of acquisition and integration related expenses	(3,017)	(469)	(247)	(2,008)	(556)	(5,741)	(556)
Lease cancellation fee	950	—	—	—	—	950	—
Tax effect of lease cancellation fee	(380)	—	—	—	—	(380)	—
Net gain on sale-leaseback transaction	—	(5,509)	—	—	—	(5,509)	—
Tax effect of net gain on sale- leaseback transaction	—	2,204	—	—	—	2,204	—
Property valuation adjustments	—	—	—	—	8,581	—	8,581
Tax effect of property valuation adjustments	—	—	—	—	(3,432)	—	(3,432)
Net income applicable to common shares, excluding certain significant transactions (1)	$25,596	$25,476	$25,348	$20,762	$22,127	$97,182	$87,164
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	80,415	80,396	80,383	77,980	77,121	79,797	77,059
Dilutive effect of common stock equivalents	15	13	13	12	13	13	13
Weighted-average diluted common shares outstanding	80,430	80,409	80,396	77,992	77,134	79,810	77,072
Basic EPS	$0.25	$0.35	$0.31	$0.23	$0.21	$1.14	$1.05
Diluted EPS	$0.25	$0.35	$0.31	$0.23	$0.21	$1.14	$1.05
Diluted EPS, excluding certain significant transactions (1)	$0.32	$0.32	$0.32	$0.27	$0.29	$1.22	$1.13
Anti-dilutive shares not included in the computation of diluted EPS	445	454	469	608	735	494	800
Efficiency Ratio Calculation
Noninterest expense	$92,669	$82,888	$81,354	$82,589	$86,743	$339,500	$307,216
Less:
Net OREO expense	(925)	(313)	(1,122)	(664)	(926)	(3,024)	(5,281)
Acquisition and integration related expenses	(7,542)	(1,172)	(618)	(5,020)	(1,389)	(14,352)	(1,389)
Lease cancellation fee	(950)	—	—	—	—	(950)	—
Property valuation adjustments	—	—	—	—	(8,581)	—	(8,581)
Total	$83,252	$81,403	$79,614	$76,905	$75,847	$321,174	$291,965
Tax-equivalent net interest income (2)	$90,088	$93,051	$92,174	$83,021	$80,506	$358,334	$322,277
Fee-based revenues	37,107	38,466	35,934	33,594	33,927	145,101	127,259
Add:
Other income, excluding BOLI income	1,310	762	984	579	807	3,635	2,764
BOLI Income	971	929	881	866	922	3,647	4,185
Tax-equivalent adjustment of BOLI	647	619	587	577	615	2,431	2,790
Total	$130,123	$133,827	$130,560	$118,637	$116,777	$513,148	$459,275
Efficiency ratio	63.98%	60.83%	60.98%	64.82%	64.95%	62.59%	63.57%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2016	2016	2016	2016	2015	2016	2015
Tax-Equivalent Net Interest Income
Net interest income	$88,024	$90,972	$89,981	$80,714	$78,012	$349,691	$311,598
Tax-equivalent adjustment	2,064	2,079	2,193	2,307	2,494	8,643	10,679
Tax-equivalent net interest income (2)	$90,088	$93,051	$92,174	$83,021	$80,506	$358,334	$322,277
Risk-Based Capital Data
Common stock	$913	$913	$913	$913	$882	$913	$882
Additional paid-in capital	498,937	496,918	495,159	493,153	446,672	498,937	446,672
Retained earnings	1,016,674	1,003,271	982,277	964,250	953,516	1,016,674	953,516
Treasury stock, at cost	(218,534)	(218,436)	(218,657)	(218,710)	(226,413)	(218,534)	(226,413)
Goodwill and other intangible assets, net of deferred tax liabilities	(356,477)	(357,079)	(358,582)	(357,895)	(327,115)	(356,477)	(327,115)
Disallowed deferred tax assets	(198)	(383)	(2,263)	(2,956)	(1,902)	(198)	(1,902)
CET1 capital	941,315	925,204	898,847	878,755	845,640	941,315	845,640
Trust preferred securities	50,690	50,690	50,690	50,690	50,690	50,690	50,690
Other disallowed deferred tax assets	(132)	(255)	(1,508)	(1,970)	(2,868)	(132)	(2,868)
Tier 1 capital	991,873	975,639	948,029	927,475	893,462	991,873	893,462
Tier 2 capital	233,656	232,792	81,505	78,375	74,855	233,656	74,855
Total capital	$1,225,529	$1,208,431	$1,029,534	$1,005,850	$968,317	$1,225,529	$968,317
Risk-weighted assets	$10,019,434	$9,867,406	$9,641,953	$9,452,551	$8,687,864	$10,019,434	$8,687,864
Adjusted average assets	$11,036,835	$10,959,119	$10,608,085	$9,700,671	$9,501,087	$11,036,835	$9,501,087
Total capital to risk-weighted assets	12.23%	12.25%	10.68%	10.64%	11.15%	12.23%	11.15%
Tier 1 capital to risk-weighted assets	9.90%	9.89%	9.83%	9.81%	10.28%	9.90%	10.28%
CET1 to risk-weighted assets	9.39%	9.38%	9.32%	9.30%	9.73%	9.39%	9.73%
Tier 1 capital to average assets	8.99%	8.90%	8.94%	9.56%	9.40%	8.99%	9.40%
Tangible Common Equity
Stockholders' equity	$1,257,080	$1,269,264	$1,250,889	$1,224,565	$1,146,268	$1,257,080	$1,146,268
Less: goodwill and other intangible assets	(366,876)	(367,961)	(369,962)	(369,979)	(339,277)	(366,876)	(339,277)
Tangible common equity	890,204	901,303	880,927	854,586	806,991	890,204	806,991
Less: AOCI	40,910	13,402	8,803	15,041	28,389	40,910	28,389
Tangible common equity, excluding AOCI	$931,114	$914,705	$889,730	$869,627	$835,380	$931,114	$835,380
Total assets	$11,422,555	$11,578,197	$10,995,810	$10,728,922	$9,732,676	$11,422,555	$9,732,676
Less: goodwill and other intangible assets	(366,876)	(367,961)	(369,962)	(369,979)	(339,277)	(366,876)	(339,277)
Tangible assets	$11,055,679	$11,210,236	$10,625,848	$10,358,943	$9,393,399	$11,055,679	$9,393,399
Tangible common equity to tangible assets	8.05%	8.04%	8.29%	8.25%	8.59%	8.05%	8.59%
Tangible common equity, excluding AOCI, to tangible assets	8.42%	8.16%	8.37%	8.39%	8.89%	8.42%	8.89%
Tangible common equity to risk- weighted assets	8.88%	9.13%	9.14%	9.04%	9.29%	8.88%	9.29%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2016	2016	2016	2016	2015	2016	2015
Return on Average Common and Tangible Common Equity
Net income applicable to common shares	$20,501	$28,078	$24,977	$17,750	$16,145	$91,306	$81,182
Intangibles amortization	1,207	1,245	1,245	985	971	4,682	3,920
Tax effect of intangibles amortization	(483)	(498)	(498)	(394)	(388)	(1,873)	(1,568)
Net income applicable to common shares, excluding intangibles amortization	21,225	28,825	25,724	18,341	16,728	94,115	83,534
Acquisition and integration related expenses	7,542	1,172	618	5,020	1,389	14,352	1,389
Tax effect of acquisition and integration related expenses	(3,017)	(469)	(247)	(2,008)	(556)	(5,741)	(556)
Lease cancellation fee	950	—	—	—	—	950	—
Tax effect of lease cancellation fee	(380)	—	—	—	—	(380)	—
Net gain on sale-leaseback transaction	—	(5,509)	—	—	—	(5,509)	—
Tax effect of net gain on sale- leaseback transaction	—	2,204	—	—	—	2,204	—
Property valuation adjustments	—	—	—	—	8,581	—	8,581
Tax effect of property valuation adjustments	—	—	—	—	(3,432)	—	(3,432)
Net income applicable to common shares, excluding certain significant transactions (1)	$26,320	$26,223	$26,095	$21,353	$22,710	$99,991	$89,516
Average stockholders' equity	$1,269,993	$1,261,702	$1,235,497	$1,178,588	$1,154,506	$1,236,606	$1,132,058
Less: average intangible assets	(367,328)	(369,281)	(369,177)	(346,549)	(331,013)	(363,112)	(332,269)
Average tangible common equity	$902,665	$892,421	$866,320	$832,039	$823,493	$873,494	$799,789
Return on average common equity (3)	6.42%	8.85%	8.13%	6.06%	5.55%	7.38%	7.17%
Return on average tangible common equity (3)	9.35%	12.85%	11.94%	8.87%	8.06%	10.77%	10.44%
Return on average tangible common equity, excluding certain significant transactions (1)(3)	11.60%	11.69%	12.11%	10.32%	10.94%	11.45%	11.19%
Return on Average Assets
Net Income	$20,718	$28,402	$25,267	$17,962	$16,324	$92,349	$82,064
Acquisition and integration related expenses	7,542	1,172	618	5,020	1,389	14,352	1,389
Tax effect of acquisition and integration related expenses	(3,017)	(469)	(247)	(2,008)	(556)	(5,741)	(556)
Lease cancellation fee	950	—	—	—	—	950	—
Tax effect of lease cancellation fee	(380)	—	—	—	—	(380)	—
Net gain on sale-leaseback transaction	—	(5,509)	—	—	—	(5,509)	—
Tax effect of net gain on sale- leaseback transaction	—	2,204	—	—	—	2,204	—
Property valuation adjustments	—	—	—	—	8,581	—	8,581
Tax effect of property valuation adjustments	—	—	—	—	(3,432)	—	(3,432)
Net income, excluding certain significant transactions (1)	$25,813	$25,800	$25,638	$20,974	$22,306	$98,225	$88,046
Average assets	$11,380,108	$11,322,325	$10,968,516	$10,056,845	$9,822,430	$10,934,240	$9,702,051
Return on average assets (3)	0.72%	1.00%	0.93%	0.72%	0.66%	0.84%	0.85%
Return on average assets, excluding certain significant transactions (1)(3)	0.90%	0.91%	0.94%	0.84%	0.90%	0.90%	0.91%

Footnotes to Non-GAAP Reconciliations

(1)
Certain significant transactions include acquisition and integration related expenses associated with completed and pending acquisitions, the lease cancellation fee recognized as a result of the Company's planned 2018 corporate headquarters relocation, the net gain on the sale-leaseback transaction, and property valuation adjustments related to strategic branch initiatives.

(2)	Presented on a tax-equivalent basis, which reflects federal and state tax benefits.

(3)	Annualized based on the actual number of days for each period presented.